Exhibit 4.8(b)

SUPPLEMENT NO. 1 dated as of October 27, 2011, to the Security Agreement dated as of September 30, 2011 (the “Security Agreement”) among HCA INC., a Delaware corporation (the “Parent Borrower”), each Subsidiary Borrower listed on the signature pages thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Parent Borrower are referred to collectively herein as the “Grantors”), BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) under the Credit Agreement referred to below.

A. Reference is made to the Credit Agreement dated as of September 30, 2011 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Credit Agreement”) between the Parent Borrower, the Subsidiary Borrowers party thereto (the “Subsidiary Borrowers” and together with the Parent Borrower, the “Borrowers”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Cash Management Banks and Hedge Banks to enter into Secured Cash Management Agreements and Secured Hedge Agreements with the Parent Borrower and/or its Subsidiaries.

D. Section 9.11 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each Subsidiary of the Parent Borrower that is required to become a party to the Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with Section 8.13 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the

Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a Security Interest in all of the Collateral of the New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Parent Borrower. This Supplement shall become effective as to the New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Collateral Agent.

SECTION 4. The New Grantor hereby represents and warrants that (A) set forth on Schedule I hereto is (i) the legal name of the New Grantor, (ii) the jurisdiction of incorporation or organization of the New Grantor, (iii) the mailing address for the New Grantor, (iv) the identity or type of organization or corporate structure of the New Grantor and (v) the Federal Taxpayer Identification Number and organizational number of the New Grantor, and (B) set forth on Schedule II hereto is a true and correct list of all Government Receivables Deposit Accounts, Blocked Accounts, Lock Boxes and Disbursement Accounts maintained by the New Grantor.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Borrower at the Parent Borrower’s address set forth in Section 14.2 of the Credit Agreement.

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

HCA-HEALTHONE LLC

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Manager, Vice President and Assistant Secretary

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ William J. Wilson
Name: William J. Wilson
Title: Sr. Vice President

SCHEDULE I

TO SUPPLEMENT NO. 1 TO THE

SECURITY AGREEMENT

Collateral

Legal Name	Jurisdiction of Incorporation or Organization	Mailing Address	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number
HCA-HealthONE LLC	Colorado	One Park Plaza Nashville, TN 37203	limited liability company	FEIN 84-1321373 ID# 19951129214